Exhibit 99.1

Sino Payments Signs Agreement With eNETS for Ecommerce Processing in Asia

HONG KONG, Sept. 29, 2009 (GLOBE NEWSWIRE) -- Sino Payments, Inc. (OTCBB:SNPY) today announced that it has concluded a reseller agreement for credit and debit card ecommerce processing in Asia with eNETS.

Sino Payments will utilize eNETS to process ecommerce transactions from its customers in Asia in multiple currencies, including US dollar.

Sino Payments President and CEO Matthew Mecke added, "Our reseller relationship with eNETS will enable Sino Payments to offer ecommerce card processing to our growing merchant base in Asia. eNETS is well established in Singapore, Hong Kong, and China and cooperates with the largest banks in the region. This partnership allows us to utilize the eNETS banking relationship network to provide our merchants with regional ecommerce solutions in addition to our proprietary Sino Pay GPP physical store processing capabilities."

About Sino Payments, Inc. (www.sinopayments.com)

Sino Payments is a Nevada incorporated US Company with offices in Hong Kong and Macau. Sino Payments proprietary IP transaction processing system (Sino Pay GPP) was designed to convert transaction processing systems from old type dial up point of sale systems connected to sophisticated check out terminals to a modern seamless IP transaction process, thereby reducing credit and debit card transaction processing times by half at checkout. Sino Payments focuses on providing IP credit and debit card processing services to large retail chains in China and throughout Asia including supermarket chains and large regional multinational retailers.

The Sino Payments, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6215

About eNETS (www.eNETS.com)

eNETS Pte Ltd is a wholly owned subsidiary of NETS, a company that in turn is owned by Singapore's local banks. Whereas NETS enables physical world payments for the local PIN based debit and stored value card services, eNETS, its subsidiary, enables online payment services for banks, merchants and other payment gateways.

eNETS is the leading online payment gateway in Singapore, offering online credit card and direct debit products. eNETS enables payment from all major international credit cards including China UnionPay (CUP) as well as online direct debit (internet banking payments) from the largest banks in Singapore and China. The solutions that we have serve a broad range of merchants including multinational corporations, government agencies and sole proprietors.

eNETS Pte Ltd has wholly owned subsidiaries in Malaysia, Hong Kong and Macau which enables eNETS to serve regional customers.

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

CONTACT:  Sino Payments, Inc.

          Matthew Mecke, Chairman & CEO

          ir@sinopayments.com